Good Morning Everyone,

Before the market opened this morning, PEC Solutions and Nortel announced that they have entered into a definitive merger agreement whereby PEC will become a wholly-owned subsidiary of Nortel to do business directly with the Federal Government. Please take a moment to review the press release for the details of the transaction.

This action represents a transformational event in the life of our company, and presents significant benefits for both our clients and our employees. The arrangement provides nearly a perfect formula for taking us to the next level in terms of business and opportunities, while enabling us to carry on the exceptional service we provide our clients.

Upon completion of the transaction, we will be aligned with the Nortel Federal Network Solutions business and will do business under the name Nortel PEC Solutions. As Nortel’s primary entity for Government business in the United States, the company will immediately become the platform for combined solutions, services, and support business for DoD and Civilian Agencies of the Federal Government. This transaction will bring complementary world-class technologies and global service delivery reach to our portfolio of capabilities while preserving the best of the PEC experience for our clients.

In order to compete more fully and completely in the government market, Nortel plans to implement a proxy arrangement in accordance with the requirements of the National Industrial Security Program Operating Manual (“NISPOM”). Under the proxy arrangement, Nortel PEC Solutions will operate independently of Nortel’s parent Canadian company and will have a special independent board of directors. Dave Karlgaard will serve as Vice-Chairman of that board. Alan and I will also serve as directors.

We believe that a winning combination of strategic talent and service expertise will be created when PEC joins Nortel. From our discussions with Nortel, we are not aware of many redundancies in functions between our businesses and, where there are, we believe in most cases there will be other opportunities for affected employees.

Nortel’s corporate leadership, including Chuck Saffell, President of Nortel Federal Network Solutions, and Bill Owens, CEO of Nortel, have pledged their full support to our success, and are anxious to learn more about and leverage the recipe for the “special sauce” that represents PEC’s unique value to our clients.

The transaction is scheduled to close quickly after receipt of regulatory approvals that are expected to be obtained in the next several weeks. During this period, we intend to continue to communicate with you often to keep you aware of the status of the transaction and to answer questions you may have.

Dave, Alan, and I are all firmly committed to our senior executive leadership roles in the new organization and will be focused on building upon the platform that this transaction makes possible. We are committed to continuing and enhancing the quality of the PEC experience for our customers and our employees as we enter this next portion of our corporate journey.

This transaction presents us all with a unique opportunity — the opportunity to create a new and dynamic entity which combines the best of PEC, the best of Nortel, and innovations from both. It is not often that we have the chance to create a new entity while having the base of past success as a launching pad. Dave, Alan and I ask that each of you join me in committing to the complete success of this transaction and to stellar growth and opportunity as we go forward.

Certain information included in this announcement is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. The disclaimer in the accompanying press release under the caption “Forward Looking Statements” applies to all forward-looking statements contained in this announcement. Please also note the information contained in the accompanying press release under the caption “Notice to Investors”.

Paul Rice